Exhibit 10.1
ROWAN COMPANIES, INC.
2008 BONUS PLAN

Who is eligible?	Executive and other officers, managers and certain key employees (approximately 90 employees).

What is my target bonus?	A percentage of your base pay depending on your salary/responsibility level.

How is payout of my	There are two pieces of the bonus plan:

bonus determined?	• Nondiscretionary portion (50% of your target): Based on achievement of budgeted Drilling EBITDA.

•     Discretionary portion (50% of your target): This portion varies by individual and will be based on your performance and achievement of your individual and group goals. The payout of this portion of your bonus will be in the discretion of the Compensation Committee of the Board of Directors.

What is the highest/lowest bonus I may receive?	Payout will be between zero and 200% of your target depending on the achievement of Drilling EBITDA and your individual/group goals. The two portions of the bonus plan are independent of each other.

What is Drilling EBITDA?	GAAP-based EBITDA from Drilling segment operations, relative to the 2008 budget as approved by the Board of Directors.

How is the payout of the nondiscretionary portion calculated:	If the Company has positive net income on a consolidated basis and Drilling EBITDA of at least 75% of budget, all after profit sharing payout, then payment will be calculated (on a sliding scale) as follows:

Drilling EBITDA as	% of target for
% of Budget	nondiscretionary portion
75% or less	No payout
87.5%	50% of target
100%	100% of target
112.5%	150% of target
125 or more%	200% of target

How does profit sharing fit in with the bonus plan?	Any award under the bonus plan is offset by any profit sharing award you receive. Two times your target under the bonus plan is the maximum bonus you will receive in a year.

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Exhibit 10.1
ROWAN COMPANIES, INC.
2008 PROFIT SHARING PLAN

Who is eligible?	All previous corporate or drilling division option recipients, plus all other qualifying division office employees (approximately 400 total employees)

How is the profit sharing determined?	Any profit sharing payout will be between zero and 20% of your Base Pay, depending on the achievement of Drilling EBITDA relative to the 2008 budget as approved by the Board of Directors. If the Company has a positive net income (excluding asset sales), then the profit sharing is paid (on a sliding scale) as follows:

Drilling EBITDA as
% of Budget	% of Base Pay
75% or less	No payout
87.5%	10%
100% or more	20%

What is base pay?	Normal salary/wage compensation, including any overtime pay (excludes any bonus payments, equity award value, expat premium and other compensation not part of your recurring wage payment).

What is the maximum payout possible?	The 2008 profit sharing payout will be capped at 20% of the base pay of all eligible employees taken together (approximately $7.5 million).

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